NUTEX HEALTH REPORTS FIRST QUARTER 2026 FINANCIAL RESULTS
HOUSTON, TX − (PRNewswire) – APRIL 30, 2026 – Nutex Health Inc. (“Nutex Health” or the “Company”) (NASDAQ: NUTX), today announced financial results for the three months ended March 31, 2026. Nutex Health is a physician-led, healthcare services and operations company with 27 hospital facilities in 12 states (hospital division), and a primary care-centric, risk-bearing physician network.
Financial highlights for the three months ended March 31, 2026:
•Total revenue increased 2.2% to $216.5 million compared to $211.8 million for the same period in 2025, driven by 1.8% growth in hospital division revenue to $207.6 million from $203.9 million, while revenue at same hospitals, which are hospitals that were opened by December 31, 2024, increased 0.2%.
•Net income attributable to Nutex Health increased to $46.8 million, or diluted EPS of $6.52, compared to $21.2 million, or diluted EPS of $3.33, for the three months ended March 31, 2025.
•EBITDA attributable to Nutex Health was $68.3 million and Adjusted EBITDA attributable to Nutex Health was $57.6 million, compared to $51.5 million and $72.8 million, respectively, for the months ended March 31, 2025.
•Total visits at the Hospital Division increased 3.1% year over year to 49,742, while visits at same hospitals increased 0.6%.
•Net cash provided by operating activities was $75.5 million for the three months ended March 31, 2026 as compared to $51.0 million for the same period in 2025; and as of March 31, 2026, the Company had long-term debt, net of $24.3 million, down from $29.2 million as of December 31, 2025.
Note: EBITDA and Adjusted EBITDA are non-GAAP financial metrics. A reconciliation of non-GAAP to GAAP measures is included below in this earnings release.
Within the hospital division, revenue from same hospitals increased 0.2% compared to the first quarter 2025, while a meaningful portion of total hospital revenue continued to be supported by higher acuity claims and favorable outcomes in the Independent Dispute Resolution (“IDR”) process. The Company has submitted between 50–60% of its claims through IDR; when an award determination is made, Nutex Health currently prevails in over 85% of those determinations and collects, on average, over 80% of the award amounts, with arbitration costs approximating 35% of arbitration-related revenue. Total stock-based compensation expense for the three months ended March 31, 2026 was $(3.9) million, compared to $27.6 million for the same period in 2025. Net income attributable to Nutex Health increased 120.6% in the first quarter of 2026 as compared to the same period in 2025, underscoring strong operating cash generation and execution of its planned growth strategy.
“The 2026 year has started out strong producing solid revenue of $216.5 million, net income attributable to Nutex of $46.8 million, diluted EPS of $6.52 per share and $75.5 million of operating cash flow in the quarter. Our balance sheet remains very strong with a record high cash balance of $207.3 million. We are well positioned for our planned growth of three new hospital openings later this year,” stated Jon Bates, Chief Financial Officer of Nutex Health.
"2026 is off to a solid start as we are pleased to share our first set of 2026 financial results. Operationally, we continue to make significant progress in strengthening internal processes and targeted investments designed to drive both patient volumes and inpatient admissions," stated Tom Vo, M.D., MBA, Chairman and Chief Executive Officer of Nutex Health.
Dr. Vo continues: "We remain on track to target a sustainable development pace of three to five hospitals annually. Importantly, our Board of Directors has approved Nutex Health to begin selective self-development of new facilities through our real estate division starting in 2026, evaluated on a case-by-case basis. This strategic investment underscores our confidence in the long‑term growth opportunities and ensures that our hospital development pipeline remains strong and durable."
For more details on the Company’s financial results for the three months ended March 31, 2026, please refer to our Quarterly Report on Form 10-Q filed with the U.S. Securities & Exchange Commission and accessible at www.sec.gov.
Conference Call on First Quarter 2026 Results
The Company will host a conference call on Friday, May 1, 2026 at 9:30 a.m. CT to discuss its results for the first quarter of 2026.
Participant Listening: 1-877-407-9208 or 1-201-493-6784
Participant Link: https://callme.viavid.com/viavid/?callme=true&passcode=13746493&h=true&info=company&r=true&B=6
To access the call, please dial in approximately five minutes before start time. Those who are unable to attend the live conference call may access the recording on the Company's website.

NUTEX HEALTH INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(In thousands, except share and per share amounts)	March 31, 2026	December 31, 2025
Assets
Current assets:
Cash and cash equivalents	$207,347	$185,574
Restricted cash	3,292	297
Accounts receivable	339,560	319,440
Accounts receivable - related parties	6,339	5,978
Inventories	4,679	2,866
Prepaid expenses and other current assets	18,432	24,656
Total current assets	579,649	538,811
Property and equipment, net (accumulated depreciation of 33,598 and 31,696 as of March 31, 2026 and December 31, 2025, respectively)	94,927	94,581
Operating lease right-of-use assets	26,554	26,955
Financing lease right-of-use assets	220,696	222,367
Intangible assets, net	20,905	21,230
Goodwill, net	13,919	13,919
Other assets	668	662
Total assets	$957,318	$918,525

Liabilities and Equity
Current liabilities:
Accounts payable	$46,452	$45,863
Accounts payable - related parties	3,920	3,104
Lines of credit	146	740
Current portion of long-term debt	16,728	13,336
Operating lease liabilities, current portion	2,176	2,152
Financing lease liabilities, current portion	7,364	7,077
Accrued arbitration expenses	56,833	49,743
Accrued income tax expense	15,594	867
Accrued stock-based compensation	2,723	8,256
Accrued expenses and other current liabilities	32,500	26,773
Total current liabilities	184,436	157,911
Long-term debt, net	24,261	29,174
Non-current operating lease liabilities, net	29,633	30,037
Non-current financing lease liabilities, net	268,778	268,877
Deferred tax liabilities	8,157	9,089
Total liabilities	515,265	495,088

Commitments and contingencies (Note 10)

Equity:
Common stock, $0.001 par value; 950,000,000 shares authorized; 6,951,622 and 7,086,670 shares issued and outstanding as of March 31, 2026 and December 31, 2025, respectively	7	7
Additional paid-in capital	585,666	615,627
Accumulated deficit	(239,380)	(286,187)
Nutex Health Inc. equity	346,293	329,447
Noncontrolling interests	95,760	93,990
Total equity	442,053	423,437
Total liabilities and equity	$957,318	$918,525

NUTEX HEALTH INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three months ended March 31,
(In thousands, except per share amounts)	2026	2025
Revenue:
Hospital division	$207,570	$203,947
Population health management division	8,915	7,842
Total revenue	216,485	211,789

Operating costs and expenses:
Payroll	41,439	34,860
Contract services	60,532	38,655
Medical supplies	4,009	3,801
Depreciation and amortization	5,492	5,092
Other	13,283	11,043
Total operating costs and expenses	124,755	93,451

Gross profit	91,730	118,338

Corporate and other costs:
Stock-based compensation	(3,915)	27,642
General and administrative expenses	14,380	10,035
Total corporate and other costs	10,465	37,677

Operating income	81,265	80,661

Interest expense, net	4,682	6,120
Other expense	23	3,325
Income before taxes	76,560	71,216

Income tax expense	13,797	20,410

Net income	62,763	50,806

Less: net income attributable to noncontrolling interests	15,956	29,589

Net income attributable to Nutex Health Inc.	$46,807	$21,217

Earnings per common share:
Basic	$6.70	$3.74
Diluted	$6.52	$3.33

NUTEX HEALTH INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Three Months Ended March 31,
(In thousands)	2026	2025
Cash flows from operating activities:
Net income	$62,763	$50,806
Adjustment to reconcile net income to net cash from operating activities:
Depreciation and amortization	5,492	5,092
Stock-based compensation expense	(3,915)	27,642
Changes to deferred taxes	(932)	(2,500)
Debt accretion expense	33	253
Changes in operating assets and liabilities:
(Increase)/Decrease in Accounts receivable	(20,120)	(62,633)
(Increase)/Decrease in Accounts receivable - related party	(361)	(656)
(Increase)/Decrease in Inventories	(1,813)	(268)
(Increase)/Decrease in Prepaid expenses and other current assets	6,218	(1,378)
(Increase)/Decrease in Operating right-of-use assets	401	406
Increase/(Decrease) in Accounts payable	289	10,222
Increase/(Decrease) in Accounts payable - related party	816	1,334
Increase/(Decrease) in Operating lease liabilities	(380)	(245)
Increase/(Decrease) in Accrued arbitration expenses	7,090	4,061
Increase/(Decrease) in Accrued income tax expense	14,727	19,598
Increase/(Decrease) in Accrued expenses and other current liabilities	5,210	(769)
Net cash provided by operating activities	75,518	50,965

Cash flows from investing activities:
Acquisitions of property and equipment	(1,201)	(64)
Net cash used in investing activities	(1,201)	(64)

Cash flows from financing activities:
Proceeds from lines of credit	—	3,864
Proceeds from notes payable	—	157
Repayments of lines of credit	(594)	(292)
Repayments of notes payable	(1,554)	(1,810)
Repayments of finance leases	(1,553)	(1,367)
Cash related to stock repurchases and retirements	(31,730)	—
Members' contributions	1,239	—
Members' distributions	(15,357)	(7,364)
Net cash used in financing activities	(49,549)	(6,812)
Net change in cash, cash equivalents, and restricted cash	24,768	44,089

Cash and cash equivalents - beginning of the period	185,574	40,640
Restricted cash - beginning of period	297	—
Cash and cash equivalents and restricted cash - beginning of period	185,871	40,640

Cash and cash equivalents - end of period	207,347	84,729
Restricted cash - end of period	3,292	—
Cash and cash equivalents and restricted cash - end of period	$210,639	$84,729

Non-GAAP Financial Measures (Unaudited)
EBITDA and Adjusted EBITDA. EBITDA and Adjusted EBITDA are used as supplemental non-GAAP financial measures by management and external users of our financial statements, such as industry analysts, investors, lenders and rating agencies. We believe EBITDA and Adjusted EBITDA are useful because these measures allow us to more effectively evaluate our operating performance.
We define EBITDA as net income attributable to Nutex Health Inc. plus interest expense, income taxes, depreciation and amortization. Interest expense includes interest on lease liabilities, which is a component of total finance lease cost.
We define Adjusted EBITDA as net income attributable to Nutex Health Inc. plus net interest expense, income taxes, depreciation and amortization, further adjusted for stock-based compensation, certain defined items of expense and any acquisition-related costs and impairments. A reconciliation of net income to EBITDA and Adjusted EBITDA is included below.
Beginning in the first quarter of 2025, we have updated our presentation of Adjusted EBITDA to separately disclose finance lease payments related to leases under ASC 842. We believe this update provides greater transparency into our operating performance.
EBITDA and Adjusted EBITDA are not intended to serve as alternatives to U.S. GAAP measures of performance and may not be comparable to similarly-titled measures presented by other companies. EBITDA and Adjusted EBITDA follows (in thousands):

	Three Months Ended March 31,
	2026	2025
Reconciliation of net income attributable to Nutex Health Inc. to Adjusted EBITDA:
Net income attributable to Nutex Health Inc.	$46,807	$21,217
Depreciation and amortization	5,492	5,092
Interest expense, net	4,682	6,120
Income tax expense	13,797	20,410
Allocation to noncontrolling interests	(2,473)	(1,297)
EBITDA	68,305	51,542
Stock-based compensation	(3,915)	27,642
Finance lease payments	(6,826)	(6,363)
Adjusted EBITDA	$57,564	$72,821

About Nutex Health Inc.
Headquartered in Houston, Texas and founded in 2011, Nutex Health Inc. (NASDAQ: NUTX) is a healthcare management and operations company with two divisions: a Hospital Division and a Population Health Management Division.
The Hospital Division owns, develops and operates innovative health care models, including micro-hospitals, specialty hospitals, and hospital outpatient departments. This division owns and operates 27 hospital facilities in 12 states.
The Population Health Management division owns and operates provider networks such as Independent Physician Associations. Through our Management Services Organization, we provide management, administrative and other support services to our affiliated hospitals and physician groups.

Forward-Looking Statements
Certain statements and information included in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Act of 1995. When used in this press release, the words or phrases “will”, “will likely result” “expected to,” “will continue,” “anticipated,” “estimate,” “projected,” “intend,” “goal,” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks, known and unknown, and uncertainties, many of which are beyond the control of the Company. Such uncertainties and risks include, but are not limited to, regulatory and litigation uncertainty under the No Surprises Act, lawsuits filed by health insurance providers against our third party provider in the arbitration process, sales of a substantial amount of our Common Stock by our stockholders, our obligation to issue additional shares of our common stock to former doctor owners of under construction hospitals, manipulative short seller reports, the impact of litigation and disputes, our ability to successfully execute our growth strategy, economic conditions, dependence on management, lack of capital, the effects of rapid growth upon the Company and the ability of management to effectively respond to the growth and demand for products and services of the Company, newly developing technologies, the Company’s ability to compete, conflicts of interest in related party transactions, regulatory matters, protection of technology, lack of industry standards, the effects of competition and the ability of the Company to obtain future financing. An extensive list of factors that can affect future results are discussed in the Annual Report on Form 10-K for the year ended December 31, 2025 under the heading “Risk Factors” in Part II, Item IA thereof, and other documents filed from time to time with the Securities and Exchange Commission. Such factors could materially adversely affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed within this press release.
FOR ADDITIONAL INFORMATION:
Nutex Health, Inc.
Jennifer Rodriguez – Investor Relations
investors@nutexhealth.com
– Media Contact
jrodriguez@nutexhealth.com